Exhibit 99.1

SAFETY ANNOUNCES FOURTH QUARTER AND YEAR END

2013 RESULTS

Boston, Massachusetts, March 11, 2014.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported fourth quarter 2013 results.  Net income for the quarter ended December 31, 2013 was $11.7 million, or $0.76 per diluted share, compared to net income of $9.6 million, or $0.62 per diluted share, for the comparable 2012 period.  Net income for the twelve months ended December 31, 2013 was $61.4 million, or $3.98 per diluted share, compared to $58.1 million, or $3.80 per diluted share, for the comparable 2012 period.  Safety’s book value per share decreased to $45.18 at December 31, 2013 from $45.31 at December 31, 2012 primarily due to a decrease in net unrealized investment gains. Safety paid $0.60 per share in dividends to investors during both the quarters ended December 31, 2013 and 2012.  Safety paid $2.40 per share in dividends to investors during the year ended December 31, 2013 compared to $2.20 per share during the comparable 2012 period.

Direct written premiums for the quarter ended December 31, 2013 increased by $5.5 million, or 3.5%, to $160.6 million from $155.1 million for the comparable 2012 period.  Direct written premiums for the twelve months ended December 31, 2013 increased by $35.5 million, or 5.1%, to $731.7 million from $696.2 million for the comparable 2012 period.  The increase for the quarter ended December 31, 2013 from the comparable 2012 period occurred primarily in our homeowners and commercial automobile business lines, which experienced increases of 6.2% and 7.0%, respectively in written exposures.  The increase for the twelve months ended December 31, 2013 from the comparable 2012 period occurred primarily in our homeowners and personal automobile business lines, which experienced increases of 4.5% and 2.5%, respectively, in average written premium per exposure, increases of 5.7% and 10.9% in written exposures in our homeowners and commercial automobile business lines, respectively, and a slight decrease of 0.3% in written exposures in our personal automobile business line.

Net written premiums for the quarter ended December 31, 2013 increased by $5.4 million, or 3.7%, to $151.3 million from $145.9 million for the comparable 2012 period.  Net written premiums for the twelve months ended December 31, 2013 increased by $33.6 million, or 5.1%, to $697.5 million from $663.9 million for the comparable 2012 period.  Net written premiums increased primarily due to increases in direct written premiums in our homeowners, commercial automobile, and personal automobile business lines as discussed above.

Net earned premiums for the quarter ended December 31, 2013 increased by $8.2 million, or 5.0%, to $173.6 million from $165.4 million for the comparable 2012 period.  Net earned premiums for the twelve months ended December 31, 2013 increased by $39.4 million, or 6.1%, to $681.9 million from $642.5 million for the comparable 2012 period.  Net earned premiums increased primarily due to increases in direct written premiums in our personal automobile and homeowners business lines as discussed above.

Net investment income for the quarter ended December 31, 2013 increased by $2.6 million, or 25.2%, to $12.9 million from $10.3 million for the comparable 2012 period.  Net investment income for the year ended December 31, 2013 increased by $2.1 million, or 5.3%, to $43.0 million from $40.9 million for the comparable 2012 period, primarily due to the diversification of the investment portfolio into equity securities.  Net effective annualized yield on the investment portfolio increased to 4.3% for the quarter ended December 31, 2013 from 3.6% for the comparable 2012 period. Net effective annual yield was 3.7% for the years ended December 31, 2013 and 2012. Our duration was 4.1 years at December 31, 2013, up from 3.6 years at December 31, 2012.

For the quarter ended December 31, 2013, loss and loss adjustment expenses incurred increased by $4.4 million, or 3.8%, to $119.4 million from $115.0 million for the comparable 2012 period.  For the year ended December 31, 2013 loss and loss adjustment expenses incurred increased by $25.5 million, or 6.0%, to $447.7 million from $422.2 million for the comparable 2012 period.  Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the quarter ended December 31, 2013 were 68.8%, 31.8%, and 100.6%, respectively, compared to 69.6%, 32.4%, and 102.0%, respectively, for the comparable 2012 period.  Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the twelve months ended December 31, 2013 were 65.7%, 30.8%, and 96.5%, respectively, compared to 65.7%, 31.2%, and 96.9%, respectively, for the comparable 2012 period.  Total prior year favorable development included in the pre-tax results for the quarter and twelve months ended December 31, 2013 was $7.1 million and $28.9 million, respectively, compared to $5.4 million and $17.3 million, respectively, for the comparable 2012 periods.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2012 Form 10-K with the SEC on March 18, 2013 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.
Office of Investor Relations
877-951-2522
InvestorRelations@SafetyInsurance.com

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements.  These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2012 filed with the SEC on March 18, 2013.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31,	December 31,
	2013	2012
	(Unaudited)
Assets
Investments:
Securities available for sale:
Fixed maturities, at fair value (amortized cost: $1,087,232 and $1,100,414)	$1,104,957	$1,165,553
Equity securities, at fair value (cost: $83,134 and $21,237)	91,871	22,800
Other invested assets	5,748	—
Total investments	1,202,576	1,188,353
Cash and cash equivalents	55,877	35,383
Accounts receivable, net of allowance for doubtful accounts	169,304	165,750
Receivable for securities sold	1,320	835
Accrued investment income	10,329	10,587
Taxes recoverable	709	5,529
Receivable from reinsurers related to paid loss and loss adjustment expenses	4,588	6,610
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	60,346	52,185
Ceded unearned premiums	17,900	16,206
Deferred policy acquisition costs	63,388	60,665
Deferred income taxes	3,984	—
Equity and deposits in pools	18,733	16,965
Other assets	16,403	15,278
Total assets	$1,625,457	$1,574,346

Liabilities
Loss and loss adjustment expense reserves	$455,014	$423,842
Unearned premium reserves	370,583	353,219
Accounts payable and accrued liabilities	66,508	65,458
Payable for securities purchased	13,327	2,630
Payable to reinsurers	7,094	7,056
Deferred income taxes	—	8,202
Other liabilities	17,744	19,580
Total liabilities	930,270	879,987

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,207,929 and 17,052,034 shares issued	172	170
Additional paid-in capital	170,391	163,041
Accumulated other comprehensive income, net of taxes	17,200	43,356
Retained earnings	567,792	543,361
Treasury stock, at cost: 1,819,547 and 1,728,645 shares	(60,368)	(55,569)
Total shareholders’ equity	695,187	694,359
Total liabilities and shareholders’ equity	$1,625,457	$1,574,346

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net earned premiums	$173,635	$165,370	$681,870	$642,469
Net investment income	12,917	10,319	43,054	40,870
Net realized gains on investments	478	749	1,677	1,975
Finance and other service income	4,763	4,784	18,683	18,553
Total revenue	191,793	181,222	745,284	703,867

Losses and loss adjustment expenses	119,445	115,033	447,749	422,217
Underwriting, operating and related expenses	55,253	53,536	209,758	200,138
Interest expense	23	22	89	88
Total expenses	174,721	168,591	657,596	622,443

Income before income taxes	17,072	12,631	87,688	81,424
Income tax expense	5,420	3,060	26,337	23,354
Net income	$11,652	$9,571	$61,351	$58,070

Earnings per weighted average common share:
Basic	$0.76	$0.62	$4.00	$3.80
Diluted	$0.76	$0.62	$3.98	$3.80

Cash dividends paid per common share	$0.60	$0.60	$2.40	$2.20

Number of shares used in computing earnings per share:
Basic	15,351,039	15,320,265	15,354,468	15,288,346
Diluted	15,412,687	15,328,772	15,399,801	15,295,452

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Written Premiums
Direct	$160,624	$155,130	$731,680	$696,220
Assumed	5,167	4,709	20,593	17,943
Ceded	(14,512)	(13,880)	(54,733)	(50,221)
Net written premiums	$151,279	$145,959	$697,540	$663,942

Earned Premiums
Direct	$182,634	$173,706	$715,657	$673,596
Assumed	4,839	4,350	19,251	16,910
Ceded	(13,838)	(12,686)	(53,038)	(48,037)
Net earned premiums	$173,635	$165,370	$681,870	$642,469